101 Hudson Street Suite 3700 Jersey Clty, NJ 07302

November 1, 2006

Wherify Wireless, Inc.
2000 Bridge Parkway, Suite 201
Redwood Shores, CA 94065
Attention: Timothy Neher

Dear Mr. Neher

In connection with the Securities Purchase Agreement between Wherify Wireless, Inc. (“Wherify”) and Cornell Capital Partners, LP (“Cornell”), dated March 10, 2006, Cornell holds a 7% secured convertible debenture issued on March 10, 2006, a 7% secured convertible debenture issued on March 14, 2006 (collectively, the “Debentures”), and warrants to purchase 21,250,000 shares of Wherify’s common stock at an exercise price of $0.25 per share (the “Warrants”). The Debentures mature on March 10, 2009. Cornell hereby agrees that Wherify may fully redeem the Debentures on or before December 31, 2006 by paying to Cornell the entire principal amount outstanding ($4,875,000 as of the date hereof), plus all accrued and unpaid interest ($130,938.44 as of the date hereof, plus $934.93 per day thereafter), plus the redemption premium of 20% of the principal amount (collectively, the “Payoff Amount”). Cornell further agrees that if it is in receipt of the full Payoff Amount on or before December 31, 2006 in accordance with this letter, Cornell shall (i) waive any liquidated damages that may have accrued, (ii) return 16,250,000 of the warrants to the Company for cancellation and retain the remaining 5,000,000 Warrants (iii) exercise the Warrants on a cash basis provided that the shares of common stock underlying the Warrants may be sold by Cornell pursuant to an effective registration statement, and (iv) grant the Company the right to force Cornell to exercise the Warrants provided that (w) the volume weighted average price of the Common Stock exceeds $1.00 for each of the five consecutive trading days prior to the date of such forced exercise, (x) the shares of common stock underlying the Warrants may be sold by Cornell pursuant to an effective registration statement, (y) at least ten trading days shall elapse between each Company’s forced exercise, and (z) the number of shares that the Company can force Cornell to exercise on each occasion shall not exceed one fifth of the trading volume for the common stock during the five consecutive trading days immediately prior to the date of such forced exercise.

Corncll Capital Partners, LP By: Yorkville Advisors, LLC Its: Managing Partner By: /s/ Mark Angelo Name: Mark Angelo Its: Portfolio Manager